Exhibit 23.1

Consent of KPMG LLP

We consent to the incorporation by reference in the registration statements (Nos. 33-44706, 33-72774, 333-59733, 333-63009, 333-84512 and 333-102050) on Form S-8 of Zebra Technologies Corporation of our report relating to the consolidated balance sheets of Zebra Technologies Corporation and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K of Zebra Technologies Corporation.

/s/KPMG LLP
Chicago, Illinois
February 25, 2004